                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant /X/

Filed by a Party other than the Registrant / /

Check the appropriate box:

/ /  Preliminary Proxy Statement                / /  Confidential, for Use of the Commission
                                                Only (as permitted by Rule 14a-6(e)(2))
/X/  Definitive Proxy Statement
/ /  Definitive Additional Materials
/ /  Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12

                         GENERAL RE CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)
                         GENERAL RE CORPORATION
--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/ /  $125 per Exchange Act Rules 0-11(c)(1)(ii), or 14a-6(i)(1), or 14a-6(i)(2)
     or Item 22(a)(2) of Schedule 14A.

/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------

     (5)  Total fee paid:

        ------------------------------------------------------------------------

/X/  Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

        ------------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------

     (3)  Filing Party:

        ------------------------------------------------------------------------

     (4)  Date Filed:

        ------------------------------------------------------------------------

                                    ART WORK


                             GENERAL RE CORPORATION


                              695 EAST MAIN STREET
                        STAMFORD, CONNECTICUT 06904-2351

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                                  MAY 19, 1995

     The annual meeting of the stockholders of General Re Corporation will be held on May 19, 1995 at 9:00 a.m. at the offices of the Corporation, 695 East Main Street, Stamford, Connecticut for the following purposes:


          (1) To elect directors;



          (2) To consider and act upon a proposal to amend the Corporation's By-laws to raise the retirement age for directors from seventy (70) to seventy-two (72);



          (3) To consider and act upon a proposal to adopt the 1995 Long-Term Compensation Plan;


          (4) To consider and act upon a proposal to ratify the selection of independent public accountants; and

          (5) To transact any and all other business which may properly come before the meeting.

     Only stockholders of record at the close of business on March 24, 1995 are entitled to notice of and to vote at this meeting or any adjournment thereof.


     WHETHER OR NOT YOU PLAN TO ATTEND THIS MEETING, PLEASE DATE AND SIGN THE ENCLOSED PROXY AND/OR VOTING DIRECTION CARD(S) AND RETURN THE PROXY AND/OR CARD(S) PROMPTLY IN THE ENCLOSED ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.


                                           CHARLES F. BARR, Secretary

Stamford, Connecticut
March 28, 1995

                             GENERAL RE CORPORATION


                              695 EAST MAIN STREET
                        STAMFORD, CONNECTICUT 06904-2351

                                PROXY STATEMENT

SOLICITATION OF PROXIES

     The accompanying proxy is solicited by the Board of Directors of the Corporation for use at the annual meeting of stockholders to be held on May 19, 1995. The proxy, when properly executed and received by the Secretary prior to the meeting, will be voted unless revoked. Any stockholder giving a proxy has the power to revoke it any time prior to voting by a later dated proxy, notice in writing or attendance at the meeting and election to vote in person. Except to the extent that contrary instructions are given by stockholders in the places provided for this purpose in the proxy, it is the intention of the persons named in the proxy to vote as follows:


          (1) For the election of each nominee named below under the caption "Election of Directors";



          (2) For the amendment of the Corporation's By-laws to raise the retirement age for directors from seventy (70) to seventy-two (72);



          (3) For the adoption of the 1995 Long-Term Compensation Plan;


          (4) For the proposal to ratify the selection of independent public accountants; and

          (5) In the discretion of the proxies, on any other matters that may properly come before the meeting.


     This proxy statement and the accompanying proxy or voting direction card(s) are being mailed on or about March 28, 1995. Only stockholders of record on the books of the Corporation at the close of business on March 24, 1995 will be entitled to vote at the annual meeting. On that date, there were 81,948,495 shares of common stock, $.50 par value (the "Common Stock"), issued and outstanding and 2,000,000 shares of convertible preferred stock, no par value (the "Preferred Stock"), outstanding. Each holder of shares of Common Stock is entitled to one vote per share. Each share of Preferred Stock is entitled to the number of votes equal to the number of shares of Common Stock into which such shares of Preferred Stock could be converted on the record date for determining the stockholders entitled to vote, rounded to the nearest one-tenth of a vote. As of March 24, 1995, each beneficial owner of shares of Preferred Stock is entitled to one vote per share. The presence of the holders of a majority of the outstanding shares of Common Stock and Preferred Stock will constitute a quorum for the transaction of business at the annual meeting, but if a quorum is not present, in person or by proxy, the meeting may adjourn from time to time until a quorum is obtained.



     The affirmative vote of a majority in interest of the outstanding shares of Common Stock and Preferred Stock present in person or represented by proxy at the meeting and entitled to vote, voting together and not as separate classes, is required for the election of directors, the adoption of the 1995 Long-Term Compensation Plan and the ratification of the selection of independent public accountants. The affirmative vote of the holders present in person or represented by proxy at the meeting of a majority in interest of the outstanding shares of Common Stock and Preferred Stock entitled to vote, voting together and not as separate classes, is required for the amendment of the Corporation's By-laws to raise the retirement age for directors. Shares represented by proxies that are marked "ABSTAIN" or that are not voted by brokers who are prohibited from exercising authority for beneficial owners who have not provided voting instructions with respect to a particular matter ("broker non-votes") are counted for purposes of determining the presence or absence of a quorum for the transaction of business. Shares represented by proxies which are marked "WITHHELD" with regard to the election of directors will be excluded entirely from the vote and will have no effect. Shares represented by proxies which are marked "ABSTAIN" with respect to any of the other matters presented for consideration at the annual meeting will be considered in person or represented by proxy at the meeting and, accordingly, will have the effect of a negative vote because those matters require the affirmative vote of a majority of the votes of holders of shares present in person or represented by proxy. In addition, any broker non-votes on specific matters will have no effect on the outcome of such matters.


     The voting direction cards will serve to instruct the trustees of the Employee Savings and Stock Ownership Plan of General Re Corporation and its Subsidiaries (the "ESSOP") on how to vote shares of the Corporation's Common Stock and Preferred Stock held by such plan. Printed on any voting direction card accompanying this proxy statement is the number of shares of Common Stock and/or Preferred Stock allocated to each participant in such plan. The instructions given by the participants will also serve to instruct the trustee on how to vote the unallocated shares of Preferred Stock held by such plan.



                               BOARD OF DIRECTORS


     The Corporation's By-laws provide that the Board of Directors shall consist of not less than nine nor more than twenty-one members as established from time to time by the directors or the stockholders pursuant to the provisions of the By-laws provided that the number of directors in each of the three classes of directors is as nearly equal as possible. The Board of Directors currently consists of twelve (12) members. The members of each class are elected to serve for a term of three (3) years and until their successors are elected, or until the earliest of the annual meeting of stockholders next following a member's seventieth (70th) birthday (or seventy-second (72nd) birthday if the amendment to the By-laws is approved) or a member's resignation, removal or ineligibility.


     Under the present schedule, regular meetings of the Board of Directors are held eight (8) times each year and additional special meetings are called whenever necessary. The Board met eight (8) times in 1994.



     The Board of Directors has established an Executive Committee to exercise the powers of the Board during the intervals between meetings of the Board. The members of the Executive Committee are Ronald E. Ferguson, Chairman, John C. Etling, William C. Ferguson, Donald J. Kirk, Andrew W. Mathieson and David E. McKinney. The Executive Committee did not meet in 1994.



     The Board of Directors has established a Finance Committee to review and monitor the financial affairs of the Corporation, including its investment strategy, capital resources and expenditures, subsidiary and stockholder dividends, foreign currency positions and commercial and investment banking relationships. The members of the Finance Committee are Ronald E. Ferguson, Chairman, Walter M. Cabot, Edward H. Malone, Andrew W. Mathieson, David E. McKinney and Stephen A. Ross. The Finance Committee met six (6) times in 1994.


     The Board of Directors has established an Audit Committee consisting of Donald J. Kirk, Chairman, Lucy Wilson Benson, Kay Koplovitz and Walter F. Williams, all of whom are non-employee directors. This Committee oversees management's discharge of its financial reporting responsibilities and recommends appointment of the Corporation's independent public accountants. The Audit Committee met three (3) times during 1994.

     The Board has established a Compensation Committee consisting of Andrew W. Mathieson, Chairman, William C. Ferguson, Edward H. Malone, David E. McKinney and Walter F. Williams, all of whom are non-employee directors, to review, approve and report to the Board on all aspects of the Corporation's human resources (including personnel policies, controls, and compensation and benefit programs), the performance of the senior officers and the compensation of the Chairman, President and senior officers. The Compensation Committee met five (5) times in 1994.

     The Board has established a Committee on Directors consisting of William C. Ferguson, Chairman, Lucy Wilson Benson and Andrew W. Mathieson to recommend board committee structure, recommend a plan of compensation and benefits for non-employee directors, establish criteria for selection of directors, review the performance of each director and propose nominees for election to the Board. It met twice in 1994. The Committee on Directors will consider nominations submitted by stockholders. Nominations submitted in writing by stockholders must be received by the Secretary of the Corporation not less than sixty (60) days nor more than ninety (90) days prior to an annual meeting. This notice must include the information concerning the nominee that must be disclosed about nominees for election as directors in proxy solicitations prepared in accordance with Regulation 14A under the Securities Exchange Act of 1934, as amended. The notice must be accompanied by the written consent of each proposed nominee to serve as a director of the Corporation if so elected.


     The Board has established a Committee on Shareholder Relations consisting of non-management directors Lucy Wilson Benson, Chairman, William C. Ferguson, Donald J. Kirk and Walter F. Williams to consider matters of special interest to stockholders, such as stockholder proposals. Although no such proposals were received during 1994, the Committee on Shareholder Relations met once in 1994.


     The Board has established a Pension & Savings Plan Committee consisting of Walter M. Cabot, Chairman, Donald J. Kirk, Kay Koplovitz and Edward H. Malone. The Committee's responsibilities include the approval of the actuarial assumptions and annual contributions for the Corporation's pension plans and the selection of trustees, investment managers and independent actuaries for the Corporation's pension plans and the ESSOP. The Pension & Savings Plan Committee met twice in 1994.

     Each of the directors attended at least seventy-five percent (75%) of the total of the Board and their committee meetings held during 1994.

                             ELECTION OF DIRECTORS

     Six (6) directors have been nominated for re-election at the annual meeting. They are Lucy Wilson Benson, a director since 1990, Walter M. Cabot, a director since 1979, John C. Etling, a director since 1983, William C. Ferguson, a director since 1987, Kay Koplovitz, a director since 1990 and Walter F. Williams, a director since 1989.

     It is intended that the proxies received will be voted for the six (6) nominees unless otherwise provided therein. Management knows of no reason why any of these nominees will be unable to serve, but, in such event, the proxies received will be voted for such substitute nominees as the Committee on Directors may recommend, but in no event will proxies received be voted for a greater number of persons than the number of nominees.

     The names, ages, terms of office, and certain other information as of March 1, 1995 with respect to the persons nominated for election as directors and other persons serving as directors are as follows:

INFORMATION CONCERNING NOMINEES FOR TERMS EXPIRING IN 1998:


----------------     LUCY WILSON BENSON, 67, a director of the Corporation since 1990, has been President of Benson and Associates, consultants to business and government, since 1981. She served as Under Secretary of State for
                     Security Assistance, Science and Technology from 1977 to 1980. She
----------------     serves on the boards of directors of COMSAT Corporation, various Dreyfus
(a)(d)(s)            Mutual Funds, International Executive Service Corps and Logistics
                     Management Institute. She is a trustee of the Alfred P. Sloan Founda-
                     tion, Vice Chairman of the board of trustees of Lafayette College and
                     Vice Chairman of the Atlantic Council of the U.S.

----------------     JOHN C. ETLING, 59, a director of the Corporation since 1983, has been
                     Vice Chairman of the Corporation since 1987 and Vice Chairman of the
                     Corporation's subsidiary, General Reinsurance Corporation, since
                     February, 1995. He previously served as Senior Vice President and Group
----------------     Executive (1984-1987) and Vice President and Group Executive (1981-1984)
(e)                  of the Corporation and President and Chief Executive Officer of General
                     Reinsurance Corporation (1983-1995). He has been with the General Re
                     Group since 1961. He serves on the boards of directors of Tempest
                     Reinsurance Company Limited and Federal Home Loan Mortgage Corporation.

----------------     WILLIAM C. FERGUSON, 64, a director of the Corporation since 1987, is currently Chairman of NYNEX Corporation, a telecommunications company.
                     He previously served as Chairman and Chief Executive Officer of NYNEX
                     Corporation (1989-1994). He serves on the boards of directors of CPC
----------------     International, Inc., NYNEX Corporation and Viacom Inc.
(c)(d)(e)(s)

----------------     KAY KOPLOVITZ, 49, a director of the Corporation since 1990, is the founder and has been Chairman and Chief Executive Officer of USA
                     Networks, an international television programming company, since 1980.
                     She previously served as Vice President and Executive Director of
----------------     USA-Columbia Satellite Services, Inc. (1977-1980). She serves on the
(a)(p)               board of directors of Liz Claiborne, Inc.

----------------     WALTER F. WILLIAMS, 66, a director of the Corporation since 1989, is retired. He previously served as Chairman, President and Chief Executive
                     Officer of Bethlehem Steel Corporation from 1986 to 1992. He serves on the board of trustees of Moravian College, is a director of Wilmington
----------------     Trust Company of Florida and is a member of The Business Council.
(a)(c)(s)

INFORMATION CONCERNING NOMINEE FOR TERM EXPIRING IN 1997:


----------------     WALTER M. CABOT, 62, a director of the Corporation since 1979, has been
                     Senior Advisor to and Director of Standish, Ayer & Wood, investment managers, since 1991. He previously served as President (1974-1990) and
                     Senior Advisor (1990-1991) of Harvard Management Company, Inc., an
----------------     endowment management company. He is a trustee of Property Capital Trust
(f)(p)               and serves on the boards of directors of Gasbeau, Inc., and Rockefeller
                     Financial Service, Inc. He serves as a trustee and treasurer of
                     Wellesley College and is Chairman of the New England Medical Center.


        THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF THE
                      NOMINEES FOR ELECTION AS DIRECTORS.

INFORMATION CONCERNING DIRECTORS WHOSE TERMS EXPIRE IN 1996:


----------------     ANDREW W. MATHIESON, 66, a director of the Corporation since 1966, has been Executive Vice President of Richard K. Mellon and Sons, investment management and philanthropy, since 1978. He serves on the boards of
----------------     directors of Mellon Bank Corporation and Mellon Bank, N.A.
(c)(d)(e)(f)

----------------     DAVID E. MCKINNEY, 60, a director of the Corporation since 1988, is self-employed. He previously served as Senior Vice President (1991-1992 and 1987-1988) and Vice President (1979-1987) of IBM Corporation and as
                     Director General, IBM Europe (1988-1991). He serves on the boards of
----------------     trustees of Brown University and the New York Philharmonic, on the
(c)(e)(f)            boards of directors of Organization Research Counselors, Fraunhofer
                     Center for Research and PAXAR Corporation, and is an overseer of the
                     Thomas J. Watson, Jr. Institute of International Studies.

----------------     STEPHEN A. ROSS, 51, a director of the Corporation since 1993, has been
                     Sterling Professor of Economics and Finance at Yale University since
                     1985. He is also Co-Chairman of Roll & Ross Asset Corporation and
                     Managing Director, WP Capital Management, L.P. He serves on the board of
----------------     trustees of the College Retirement Equities Fund.
(f)



INFORMATION CONCERNING DIRECTORS FOR TERMS EXPIRING IN 1997:



----------------     RONALD E. FERGUSON, 53, a director of the Corporation since 1983, has been Chairman, President and Chief Executive Officer of the Corporation
                     since 1987 and Vice Chairman of the Corporation's subsidiary, General
                     Reinsurance Corporation, since February, 1995. He previously served as
----------------     President and Chief Operating Officer (1983-1987) and Vice President and
(e)(f)               Group Executive (1981-1983) of the Corporation and Chairman of General
                     Reinsurance Corporation (1985 to 1995). He has been with the General Re
                     Group since 1969. He serves on the boards of directors of Colgate-
                     Palmolive Company and General Signal Corporation.

----------------     DONALD J. KIRK, 62, a director of the Corporation since 1987, is an
                     Executive-in-Residence, Columbia University Graduate School of Business,
                     where he was a professor from 1987 to 1994. He was Chairman of the
                     Financial Accounting Standards Board from 1978 to 1986. In 1995 he
----------------     became a Member of the Public Oversight Board of the American Institute
(a)(e)(p)(s)         of Certified Public Accountants' SEC Practice Section. He is a trustee of the Fidelity Group of Mutual Funds and a director of Valuation
                     Research Corporation and serves as Vice Chairman of the boards of directors of Greenwich Hospital and the National Arts Stabilization
                     Fund.

----------------     EDWARD H. MALONE, 70, a director of the Corporation since 1985, is retired. He previously served as Vice President of General Electric
                     Company from 1970 to 1985. He is a trustee of Corporate Property
                     Investors and the Fidelity Group of Mutual Funds and serves on the
----------------     boards of directors of Allegheny Power Systems, Inc., Butler Capital
(c)(f)(p)            Corporation and Mattel, Inc. He also serves as a trustee of the EPS
                     Foundation at Trinity College (Washington, D.C.), the Naples (Florida)
                     Philharmonic Center for the Arts and Rensselaer Polytechnic Institute.


---------------
(a)  Member Audit Committee
(c)  Member Compensation Committee
(d)  Member Committee on Directors
(e)  Member Executive Committee
(f)  Member Finance Committee
(p)  Member Pension and Savings Plan Committee
(s)  Member Committee on Shareholder Relations

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT



     At December 31, 1994, no person was known by management to be a beneficial holder, directly or indirectly, of more than five percent (5%) of the shares of Common Stock of the Corporation. All of the outstanding shares of Preferred Stock are held by the ESSOP.



     The following table shows the number of shares of the Corporation's Common Stock beneficially owned as of March 1, 1995 by each director and nominee for director and by the executive officers named in the Compensation Table included in this Proxy Statement (including the beneficial ownership of Preferred Stock held by the ESSOP, which is reported as shares of Common Stock because the Preferred Stock is convertible into and votes with the Common Stock as a class). All directors and executive officers as of March 1, 1995 as a group owned 204,184 shares of Common Stock representing approximately 0.25% of the outstanding Common Stock. Except as otherwise indicated, each person has sole voting and investment power with respect to the shares shown.



                                                   NUMBER
                                      NUMBER        OF
                                        OF         SHARES
                                      SHARES       UNDERLYING
                                        OF         SHARE
                                      COMMON       UNITS
                                      STOCK         IN
                                      BENEFICIALLY DEFERRED         TOTAL SHARES
        NAME OF BENEFICIAL OWNER      OWNED(1)     COMPENSATION(2)  AND SHARE UNITS
     -------------------------------  ------       -----           ---------------
     Charles F. Barr................    130(3)         0                  130
     Lucy Wilson Benson.............    300            0                  300
     Joseph P. Brandon..............  8,130(3)(4)    943                9,073
     Walter M. Cabot................    327        7,736                8,063
     John C. Etling................. 35,376(3)(4)    853               36,229
     Ronald E. Ferguson............. 69,336(3)(4)  4,541               73,877
     William C. Ferguson............  1,000          299                1,299
     Ernest C. Frohboese............  6,833(3)(4)  1,544                8,377
     Donald J. Kirk.................    500        2,691                3,191
     Kay Koplovitz..................      0        1,263                1,263
     Edward H. Malone...............    700        4,921                5,621
     Andrew W. Mathieson............  4,203        6,010               10,213
     David E. McKinney..............  2,325        2,396                4,721
     Stephen A. Ross................  1,000          809                1,809
     Edmond F. Rondepierre.......... 14,897(3)(4)    892               15,789
     Walter F. Williams.............  1,000          312                1,312


---------------

(1) Includes shares of Common Stock held in the names of spouses and children, as to which beneficial ownership is disclaimed. Fractional shares are rounded to the nearest whole share. No director or executive officer owns beneficially more than 1% of the outstanding stock. Does not include the following shares underlying stock options exercisable within sixty (60) days: Charles F. Barr -- 540 shares; Joseph P. Brandon -- 7,390 shares; John C. Etling -- 41,571 shares; Ronald E. Ferguson -- 32,533 shares; Ernest C. Frohboese -- 14,937 shares; Edmond F. Rondepierre -- 13,892 shares; and all executive officers as of March 1, 1995 as a group -- 175,108 shares.



(2) Non-employee directors may elect to defer all or part of their compensation to be held in deferral accounts either in cash or as units equivalent to shares of Common Stock ("share units"). Executive officers may also receive a portion of their bonuses in share units. Share units carry no voting rights. Fractional shares are rounded to the nearest whole share.



(3) Shares of Preferred Stock are allocated to the accounts of participants in the ESSOP pursuant to the terms of the ESSOP. Distributions under the ESSOP are made in cash or shares of Common Stock into which the Preferred Stock is convertible. The participants in the ESSOP have the right to instruct the trustee with respect to the vote of the shares allocated to their accounts and a portion of the Preferred



                                         (Footnotes continued on following page)

(Footnotes continued from preceding page)


     Stock that has not been allocated to any participant's account or for which no instructions are timely received by the trustee, whether or not allocated to the account of any participant. The number of shares of Common Stock disclosed above includes the shares of Preferred Stock allocated to each participant's account but excludes any unallocated shares because of the trustee's fiduciary duty relating to the voting of unallocated shares under the Employee Retirement Income Security Act of 1974. The number of shares allocated to the accounts of the persons named above and the minimum number of shares as to which they may give voting instructions are as follows: Charles F. Barr: 124 allocated shares, 476 unallocated shares; Joseph P. Brandon: 473 allocated shares, 1,817 unallocated shares; John C. Etling: 569 allocated shares, 2,186 unallocated shares; Ronald E. Ferguson: 591 allocated shares, 2,270 unallocated shares; Ernest C. Frohboese: 669 allocated shares, 2,570 unallocated shares; Edmond F. Rondepierre: 954 allocated shares, 3,665 unallocated shares; and all executive officers as of March 1, 1995 as a group: 4,221 allocated shares and 16,215 unallocated shares.


(4) Includes restricted stock. Joseph P. Brandon holds 7,500 shares (300 restricted until December, 1997; 500 restricted until April, 1999; 500 restricted until May, 2000; 750 restricted until June, 2001; 1700 restricted until September, 2001; and 3,750 restricted until February, 2019), John C. Etling holds 12,000 shares (restricted until November, 1995), Ronald E. Ferguson holds 22,500 shares (3,750 restricted until March, 1996; 3,750 restricted until June, 1997; and 15,000 restricted until January, 2002) and Ernest C. Frohboese holds 6,000 shares (restricted until September, 2000).



TRANSACTIONS WITH MANAGEMENT AND OTHERS



     In May, 1994, the Corporation's subsidiary, General Reinsurance Corporation, entered into an agreement with WP Capital Management LP ("WP Capital") under which WP Capital will manage approximately $50 million of the Corporation's investment portfolios. Stephen A. Ross, a director of the Corporation, is an executive officer of WP Capital and owns forty-five percent (45%) of Roll & Ross, which owns twenty percent (20%) of WP Capital. Investment manager fees, which will be paid by the Corporation to WP Capital on an annual basis beginning in 1995, will be based upon the performance of the portfolio.

EXECUTIVE COMPENSATION

  Summary Compensation Table

     The aggregate of all plan and non-plan compensation awarded to, earned by, or paid to the Corporation's Chief Executive Officer, the four most highly compensated executive officers other than the Chief Executive Officer and a former executive officer who would have been among the four most highly compensated executive officers if he had been an executive officer as of year-end (collectively the "named executives") for services during the three fiscal years ended December 31, 1994 by the Corporation and its subsidiaries to or for the benefit of the named executives for services during those years in all capacities to the Corporation and its subsidiaries is shown in the following table:

                           SUMMARY COMPENSATION TABLE


                                                                     LONG TERM COMPENSATION
                                                                ---------------------------------
                                                                        AWARDS
                                                                ----------------------   PAYOUTS
                                       ANNUAL COMPENSATION      RESTRICTED              ---------
                                   ---------------------------     STOCK      OPTIONS     LTIP
            NAME AND                       SALARY      BONUS     AWARD(S)      SARS      PAYOUTS      ALL OTHER
      PRINCIPAL POSITION(1)        YEAR      ($)      ($)(2)      ($)(3)      (#)(4)     ($)(5)    COMPENSATION(6)
---------------------------------  -----  ---------  ---------  -----------  ---------  ---------  ---------------
Ronald E. Ferguson...............  1994   $ 810,417  $ 647,500  $   270,928    176,528  $ 306,884      $49,067
  Director, Chairman, President    1993     768,750    610,000    1,046,096     28,942    134,335       46,610
    and Chief Executive Officer    1992     740,000    337,500       68,778     24,169    119,625       45,042
John C. Etling...................  1994     541,250    475,000            0     13,000    273,277       32,917
  Director and Vice Chairman       1993     520,417    365,000            0     10,898     93,380       31,710
                                   1992     503,750    256,000            0     11,304    116,000       30,865
Ernest C. Frohboese..............  1994     324,167    240,000      313,464      6,497    101,840       19,892
  Vice President                   1993     304,167    256,000      229,577      5,905          0       18,735
                                   1992     281,249    150,000      274,757      5,645          0       17,557
Edmond F. Rondepierre............  1994     340,000     93,750       57,448      6,622    100,139       20,842
  Former Vice President,           1993     325,625    170,000       12,533      4,624     42,300       20,023
    General Counsel and Secretary  1992     310,833     82,500       36,689      6,596     41,325       19,389
    (7)
Joseph P. Brandon................  1994     222,500    187,500      612,993      6,221          0       13,793
  Vice President                   1993     187,708    112,500      147,410      4,531          0       11,748
                                   1992     151,667     75,000      114,347      3,818          0       10,304
Charles F. Barr..................  1994     192,258    125,000            0      6,000          0        2,246
  Vice President, General Counsel
    and Secretary (7)


---------------

(1) Identified positions are as of March 1, 1995.

(2) Includes cash amounts paid as an annual bonus (the "Annual Incentive Bonus") under certain provisions of the General Re Corporation 1989 Long-Term Compensation Plan (the "Compensation Plan") for services rendered during the specified calendar year.


(3) Includes grants of restricted stock and share units which were awarded in lieu of cash bonuses awarded under the Annual Incentive Bonus provisions of the Compensation Plan and under the provisions of the Compensation Plan providing for bonus payments subject to the performance of the Corporation over the prior five years (the "Performance Bonus"). Restricted stock and share units awarded for 1994 were granted under the proposed 1995 Long-Term Compensation Plan, subject to stockholder approval of that plan.



                                         (Footnotes continued on following page)

(Footnotes continued from preceding page)



     At December 31, 1994 Ronald E. Ferguson held 22,500 restricted shares and share units for 2,404 shares worth $3,092,766, John C. Etling held 12,000 restricted shares and share units for 853 shares worth $1,596,182, Ernest
     C. Frohboese held 6,000 restricted shares and share units for 945 shares worth $862,482, Edmond F. Rondepierre held share units for 436 shares worth $54,146, Joseph P. Brandon held 7,500 restricted shares and share units for 520 shares worth $995,984 and Charles F. Barr held no restricted shares or share units. Dividends are paid on restricted stock and dividend equivalents are accrued on share units and convert to common stock at the same time as the units convert.



(4) Includes regular grants of non-qualified stock options ("NQSOs"), grants of replacement options (see footnote (2) to the Option Grants Table) and options granted in lieu of cash bonuses awarded under the Annual Incentive Bonus and Performance Bonus provisions of the Compensation Plan. NQSOs and options awarded for 1994 were granted under the proposed 1995 Long-Term Compensation Plan, subject to stockholder approval. In addition, includes performance-based NQSOs granted to Ronald E. Ferguson.


(5) Includes amounts paid in cash and shares of Common Stock granted under the Performance Bonus provisions of the Compensation Plan for the five-year period ending in the specified calendar year, under the Compensation Plan.

(6) Includes corporate allocations under the ESSOP, the unfunded book account under the Supplemental Executive Retirement Plan (the "SERP") and the Benefit Equalization Plan (the "BEP") for 1994, as follows:


                               NAME                          ESSOP      SERP       BEP
        --------------------------------------------------   ------    ------    -------
        Ronald E. Ferguson................................   $9,442    $1,000    $38,625
        John C. Etling....................................    9,442       363     23,113
        Ernest C. Frohboese...............................    9,442     8,750      1,700
        Edmond F. Rondepierre.............................    9,442     3,608      7,792
        Joseph P. Brandon.................................    9,330         0      4,463
        Charles F. Barr...................................    2,246         0          0


(7) As of July 1, 1994, Charles F. Barr became Vice President, General Counsel and Secretary of the Corporation, and Edmond F. Rondepierre became Senior Vice President of General Reinsurance Corporation.

  Option Grants Table

     The options granted or awarded in 1994 to the named executives are shown in the following table (no stock appreciation rights were granted in 1994, and none have been granted since 1987):


                       OPTION GRANTS IN LAST FISCAL YEAR


                                       % OF
                                      TOTAL
                       NUMBER         OPTIONS
                         OF           GRANTED
                       SECURITIES       TO
                       UNDERLYING     EMPLOYEES   EXERCISE
                       OPTIONS          IN         OR BASE
                       GRANTED        FISCAL        PRICE       GRANT     EXPIRATION
        NAME             (#)           YEAR        (S/SH)       DATE        DATE
---------------------  -------        ------      ---------   ---------   ---------
Ronald E. Ferguson...    2,061(2)      00.25%     $108.6875    02/23/94    12/13/98
                        10,167(2)      01.25       123.5000    05/09/94    12/12/99
                         3,739(2)      00.46       123.5000    05/09/94    12/12/00
                       135,000(3)      16.59       114.6875    11/09/94    11/09/04
                        22,000(4)      02.70       120.9375    12/14/94    12/14/04
                         1,227(5)      00.15       123.5000    01/03/95    01/03/05
                         2,334(5)      00.29       128.5625    03/01/95    03/01/05
                       -------        ------      ---------
                       176,528         21.69%     $116.3353
John C. Etling.......   13,000(4)      01.60%     $120.9375    12/14/94    12/14/04
Ernest C.
  Frohboese..........    5,500(4)      00.68%     $120.9375    12/14/94    12/14/04
                           305(5)      00.04       123.5000    01/03/95    01/03/05
                           692(5)      00.09       128.5625    03/01/95    03/01/05
                       -------        ------      ---------
                         6,497         00.80%     $121.8699
Edmond F.
  Rondepierre........      466(2)      00.06%     $122.3125    05/06/94    12/13/98
                         1,541(2)      00.19       122.3125    05/06/94    12/12/00
                         1,057(2)      00.13       122.3125    05/06/94    12/11/01
                           660(2)      00.08       122.3125    05/06/94    12/09/02
                         2,137(2)      00.26       122.3125    05/06/94    12/12/99
                           400(5)      00.05       123.5000    01/03/95    01/03/05
                           361(5)      00.04       128.5625    03/01/95    03/01/05
                       -------        ------      ---------
                         6,622         00.81%     $122.7250
Joseph P. Brandon....    5,500(4)      00.68%     $120.9375    12/14/94    12/14/04
                           721(5)      00.09       128.5625    03/01/95    03/01/05
                       -------        ------      ---------
                         6,221         00.76%     $121.8212
Charles F. Barr......    3,000(4)      00.37%     $118.7500    06/08/94    06/08/04
                         3,000(4)      00.37       120.9375    12/14/94    12/14/04
                       -------        ------      ---------
                         6,000         00.74%     $119.8438
All Stockholders.....      N/A           N/A            N/A         N/A         N/A
All Optionees........  610,000(4)     100.00%     $119.6563     Various    10 Years
Options Gain as % of
  all Stockholder
  Gain...............      N/A           N/A            N/A         N/A         N/A


                         POTENTIAL REALIZABLE VALUE AT ASSUMED
                        ANNUAL RATES OF STOCK PRICE APPRECIATION
                                  FOR OPTION TERM (1)
                       ------------------------------------------
        NAME           0%            5%                10%
---------------------  ---     ---------------   ----------------
Ronald E. Ferguson...    0     $        59,150     $        130,038
                         0             394,071              884,465
                         0             175,257              403,973
                         0                0 to                 0 to
                                     9,737,058(3)        24,675,616(3)
                         0           1,673,253            4,240,351
                         0              95,299              241,430
                         0             108,709              478,226
                       ---     ---------------     ----------------
                         0     $     2,505,739     $      6,378,483
                                            to                   to
                                    12,242,797           31,054,099
John C. Etling.......    0     $       988,740     $      2,505,662
Ernest C.
  Frohboese..........    0     $       418,313     $      1,060,088
                         0              23,689               60,032
                         0              55,950              141,788
                       ---     ---------------     ----------------
                         0     $       497,952     $      1,261,908
Edmond F.
  Rondepierre........    0     $        14,361     $         31,410
                         0              71,641              165,170
                         0              58,036              137,482
                         0              42,053              102,406
                         0              82,171              184,467
                         0              31,067               78,730
                         0              29,188               73,967
                       ---     ---------------     ----------------
                         0     $       328,517     $        773,632
Joseph P. Brandon....    0     $       418,313     $      1,060,088
                         0              58,294              147,730
                       ---     ---------------     ----------------
                         0     $       476,607     $      1,207,818
Charles F. Barr......    0     $       224,044     $        567,771
                         0             228,171              578,230
                       ---     ---------------     ----------------
                         0     $       452,215     $      1,146,001
All Stockholders.....    0     $ 6,358,885,347     $ 16,114,663,964
                               $    43,397,496     $    109,949,326
                                            to                   to
All Optionees........    0     $    45,903,235     $    116,327,809
Options Gain as % of
  all Stockholder
  Gain...............  N/A       0.68% to 0.72%       0.68% to 0.72%


---------------

(1) The dollar amounts under these columns are the results of calculations at assumed annual rates of stock price appreciation of zero percent (0%), five percent (5%) and ten percent (10%). These assumed rates of growth were selected by the Securities and Exchange Commission for illustration purposes only. They are not intended to forecast possible future appreciation, if any, of the Corporation's stock price. No gain to the optionees is possible without an increase in stock prices, which will benefit all stockholders. A zero percent (0%) gain in stock price will result in a zero percent (0%) benefit to optionees.


(2) Replacement options granted following the tender of a like number of shares to satisfy the option price upon exercise of the underlying stock option. Replacement options have the same expiration date as the original option and an exercise price equal to the market price at the date of the new grant. They are first


                                         (Footnotes continued on following page)

(Footnotes continued from preceding page)


     exercisable one year from the grant date provided the employee still owns the shares acquired as a result of the original option exercise, less the number of shares withheld to pay income tax due as a result of exercising the original option.


(3) The Corporation awarded Mr. Ferguson a special grant of performance-based NQSOs for 135,000 shares. These options will become fully exercisable on January 16, 2002 (or sooner, to the extent of the then current performance, in the event of death, disability, change in control, merger or consolidation) if and only if the Corporation's total return to stockholders compounded annually from the date of grant exceeds by 150 basis points the average return for the Standard & Poor's 500 Index and the peer group reflected in the Performance Graph included in this proxy statement (the "comparison group"). If the Corporation's total return to stockholders exceeds the average return for the comparison group by at least fifty (50) basis points but less than 150 basis points, these options will become exercisable for between fifty percent (50%) and a hundred percent (100%) of the shares in accordance with a predetermined schedule. The potential realizable values at annual rates of stock price appreciation of five percent (5%) and ten percent (10%) range from zero (0) if the minimum performance target is not met, to the values identified in the table if the performance target is fully met.


(4) The Corporation makes annual grants of NQSOs to its executive officers. These NQSOs have a ten-year term and become exercisable in twenty percent (20%) increments each year over a five-year period. These options have the replacement option feature described in (2) above.


(5) Restricted stock options were granted during the first quarter of 1995 in lieu of a portion of cash bonuses awarded under the 1994 Annual Incentive Bonus and 1990-1994 Performance Bonus provisions of the Compensation Plan. These options are exercisable immediately, but shares acquired are restricted from being sold for five years from the grant date and are forfeitable for termination due to cause or the unauthorized use of proprietary information. These options have the replacement option feature described in (2) above.


  Aggregated Option Exercises and Fiscal Year-end Option Values Table

     The realized value of aggregated option exercises during 1994 and the value of unexercised in-the-money options at December 31, 1994 held by the named executives are shown in the following table:

  Aggregated Option Exercises in Last Fiscal Year and FY-End Option Values


                                                          NUMBER OF             VALUE OF
                                SHARES                   UNEXERCISED           UNEXERCISED
                                ACQUIRED                  OPTIONS AT          IN-THE-MONEY
                                  ON         VALUE        FY-END (#)           FY-END ($)
                                EXERCISE    REALIZED     EXERCISABLE/         EXERCISABLE/
           NAME                  (#)          ($)       UNEXERCISABLE         UNEXERCISABLE
--------------------------      ------      --------    --------------    ---------------------
Ronald E. Ferguson........      22,800      $832,475    53,621/209,367    $1,141,189/$2,037,368
John C. Etling............           0             0     47,188/30,500        1,551,286/355,450
Ernest C. Frohboese.......           0             0     13,940/16,100          439,380/233,338
Edmond F. Rondepierre.....       8,000       276,281     13,131/12,861          370,745/137,733
Joseph P. Brandon.........           0             0      6,669/12,280          161,321/127,019
Charles F. Barr...........           0             0       1,400/8,540            29,450/69,139

  Long-Term Incentive Plan ("LTIP") Awards Table

     The awards made during 1994 under the Compensation Plan to the named executives are shown in the following table:

            LONG-TERM INCENTIVE PLANS -- AWARDS IN LAST FISCAL YEAR


                                        NUMBER      PERFORMANCE             ESTIMATED FUTURE
                                          OF        OR OTHER                     PAYOUTS
                                        SHARES,      PERIOD                  UNDER NON-STOCK
                                        UNITS         UNTIL     THRESHOLD   PRICE-BASED PLANS
                                       OR OTHER     MATURITIES     ($     ---------------------
                                        RIGHTS         OR          OR      TARGET      MAXIMUM
               NAME                      (#)         PAYOUT        #)     ($ OR #)     ($ OR #)
----------------------------------     --------     ---------      ---    --------     --------
Ronald E. Ferguson................          (1)     1994-1998      $ 0    $382,500     $765,000
John C. Etling....................          (1)     1994-1998        0     254,250      508,500
Ernest C. Frohboese...............          (1)     1994-1998        0     119,000      238,000
Edmond F. Rondepierre.............          (1)     1994-1998        0     119,000      238,000
Joseph P. Brandon.................          (1)     1994-1998        0      87,500      175,000
Charles F. Barr...................          (1)     1994-1998        0      77,000      154,000


---------------

(1) Executive officers have the right to receive awards under the Performance Bonus provision of the Compensation Plan. Performance Bonus distributions under the Compensation Plan are made during the first quarter of each year with respect to the five-year period ending in the preceding calendar year and are included in the Summary Compensation Table. The amount distributable, if any, is determined by the Compensation Committee at the end of the performance period on the basis of results. Awards may be paid in the discretion of the Compensation Committee in cash, in shares of Common Stock, in a combination of cash and shares, in share units, in restricted NQSOs, or in a combination of such units and restricted NQSOs.


  Compensation of Directors


     The directors, except for those who are also employees of the Corporation, receive an annual retainer of $27,500 and $1,000 for each Board or committee meeting attended. In addition, non-employee chairmen of Board committees are paid an annual retainer of $2,500.



     Under the non-employee directors' stock option provisions of the Compensation Plan (the "Directors' Program"), each non-employee director was granted a non-qualified stock option ("NQSO") on the first business day of each calendar year of Board service to purchase five hundred (500) shares of Common Stock. All of the shares available for grant under the Directors' Program have been granted. On January 3, 1995 the non-employee directors were granted stock options for five hundred (500) shares of Common Stock under the proposed 1995 Long-Term Compensation Plan, subject to approval by the Corporation's stockholders of the new plan. The directors' stock options are exercisable six
(6) months after the date of grant at an exercise price equal to the fair market value of the Common Stock on the date of grant and have a term of ten (10) years. The exercise price of any option may be paid in cash or previously owned shares of Common Stock having a fair market value equal to the exercise price or in a combination of cash and shares. When previously owned shares of Common Stock are used to exercise a non-employee director stock option, a replacement option is issued to the director.



     Under the proposed 1995 Long-Term Compensation Plan, if adopted, each non-employee director will receive an automatic grant of 65 shares of restricted stock immediately following stockholder approval of the plan and on the first business day of each calendar year thereafter in which the individual is a member of the Board of Directors. The restrictions on such shares will lapse upon the later of five (5) years from the date of grant or retirement from the Board of Directors.


     Non-employee directors are permitted to defer all or part of their compensation to be held in a deferral account either as cash, to which interest at a market rate is credited quarterly, or as units equivalent to shares of Common Stock, to which amounts equivalent to dividends paid on such shares are credited quarterly.

     Any director who has completed five (5) or more years of service as a non-employee director upon his or her retirement from the Corporation's board will receive an annual amount equal to seventy-five percent (75%) of the final retainer, to be paid for the greater of five (5) years or the complete number of years of service following the 1987 annual meeting of stockholders.


  Employment Contracts and Termination of Employment and Change in Control of Management


     There are no employment contracts between the Corporation and a named executive.



     The Compensation Plan provides that, in the event of a change in ownership or control of the Corporation, (i) all outstanding stock options become fully exercisable; (ii) the restrictions lapse on all restricted stock options; (iii) all share units attributable to bonuses become fully payable; (iv) all restricted stock and other share units will become vested if the officer is terminated within two years of the change in ownership or change in control; (v) annual bonuses ("Annual Incentive Bonuses") become immediately payable, on a prorated basis, based on the assumption that all performance objectives have been met; and (vi) all bonuses based upon the performance of the Corporation over a period of time ("Performance Bonuses") become payable, on a prorated basis, at the higher of the amount payable based on the assumption that the performance objectives have been achieved or the amount based on actual performance. If such an event were to have occurred on December 31, 1994, the cash value of outstanding stock options, restricted stock, Annual Incentive Bonuses and Performance Bonuses affected by such event, without regard to the actual performance by the Corporation, payable to the named executives would be as follows: Ronald E. Ferguson, $5,581,118, John C. Etling, $2,345,950, Ernest
C. Frohboese, $1,212,338, Edmond F. Rondepierre, $375,733, Joseph P. Brandon, $1,228,269 and Charles F. Barr, $84,539.



     Under the Corporation's Supplemental Executive Retirement Plan ("SERP") and the Benefit Equalization Plan ("BEP"), previously accrued benefits become immediately vested in the event of a change in control. If a participant in either plan is terminated other than for cause within two (2) years following a change in control, the participant is entitled to a lump sum payment of the accrued benefits.



     Under the Corporation's Severance Pay Plan, employees, including the executive officers, are entitled to receive certain severance payments upon their termination of employment within two (2) years following a change in control. The benefits payable are salary payments for between six (6) and twelve
(12) months depending upon the number of years the person has been an employee. The aggregate amount payable will be increased by the amount of any excise tax imposed on the executive officer and by the amount of the tax thereon.


  Maximum Retirement Benefits Payable


     The following table shows the maximum annual retirement benefits payable at the normal retirement age of sixty-five (65) for specified remunerations and years of credited service under the Employee Retirement

Plan of General Re Corporation and its Affiliates, the BEP and the SERP. The benefits shown in the table are subject to a reduction of up to fifty percent (50%) of primary Social Security benefits.


                                                      YEARS OF CREDITED SERVICE
                                       --------------------------------------------------------
              REMUNERATION(1)             15          20          25          30          35
        ----------------------------   --------    --------    --------    --------    --------
        $ 300,000...................   $ 90,000    $120,000    $150,000    $165,000    $180,000
           400,000..................    120,000     160,000     200,000     220,000     240,000
           500,000..................    150,000     200,000     250,000     275,000     300,000
           600,000..................    180,000     240,000     300,000     330,000     360,000
           700,000..................    210,000     280,000     350,000     385,000     420,000
           800,000..................    240,000     320,000     400,000     440,000     480,000
           900,000..................    270,000     360,000     450,000     495,000     540,000
         1,000,000..................    300,000     400,000     500,000     550,000     600,000
         1,100,000..................    330,000     440,000     550,000     605,000     660,000
         1,200,000..................    360,000     480,000     600,000     660,000     720,000
         1,300,000..................    390,000     520,000     650,000     715,000     780,000
         1,400,000..................    420,000     560,000     700,000     770,000     840,000
         1,500,000..................    450,000     600,000     750,000     825,000     900,000

---------------

(1) Benefits for eligible employees are computed under a formula based upon years of service and average annual earnings (salary plus Annual Incentive Bonus) during the three (3) consecutive years of highest earnings during the employee's service with the Company.



     As of December 31, 1994, Mr. Ferguson had twenty-five (25) years of credited service, Mr. Etling thirty-three (33) years, Mr. Rondepierre eighteen
(18) years, Mr. Frohboese four (4) years, Mr. Brandon five (5) years and Mr. Barr five (5) years.


  Compensation Committee Report on Executive Compensation

     The Compensation Committee reports as follows:


     INTRODUCTION. The Compensation Committee (the "Committee") of the Corporation's Board of Directors is responsible for approving and reporting to the Board of Directors the compensation of the Corporation's executive officers, including compensation awarded in the form of bonuses and equity-based awards. Since its adoption, the Compensation Committee has administered the Corporation's 1989 Long-Term Compensation Plan (the "Compensation Plan") under which equity-based and bonus awards have been made. The Compensation Plan provides that no awards can be made thereunder after December 31, 1994. Therefore, the Compensation Committee approved and recommended to the Board of Directors the adoption, subject to stockholder approval, of the proposed 1995 Long-Term Compensation Plan (the "Proposed Plan"). The Committee's five (5) members, who have never been employees of the Corporation, meet in executive session to evaluate the performance of and compensation paid to the Corporation's executive officers.


     COMPENSATION PROGRAM. The Corporation's compensation program is designed to attract, retain and reward executive officers in a manner that is in the best interests of stockholders by providing for competitive salaries, bonuses based upon the achievement of the Corporation's business strategy and operating objectives and equity-based awards, including stock options and restricted stock awards, that align the interests of executive officers to those of the stockholders.

     The Corporation's total compensation program enables executive officers to earn premier pay for premier performance and to be rewarded as value is created for stockholders. Special emphasis is placed on fostering employee ownership of common stock through programs which encourage executive officers to acquire stock and receive compensation, otherwise paid in cash, in the form of share units and restricted non-qualified stock options ("NQSOs").

     The components of the total compensation program include base salary, annual incentives, long-term performance bonus awards, NQSOs, share units and restricted stock awards. These components of compensation play specific roles in attracting, rewarding and retaining executive officers and in balancing the Corporation's short and long-term interests. As an individual's level of responsibility increases, a greater portion of the total compensation is "at risk", or variable, and performance driven and the mix of total compensation shifts for executive officers toward stock and stock option awards to more closely align the long-term interests of executive officers and stockholders.



     The Compensation Committee annually evaluates the Corporation's performance, executive compensation and executive share ownership compared with other property/casualty insurance and reinsurance companies and leading financial services companies reflected in compensation surveys obtained from compensation consultants and compares stockholder returns to the Standard & Poor's 500 and the stockholder returns of the property/casualty and multiline insurance companies that are subsets of the Standard & Poor's 500 and other leading insurance and reinsurance companies. Generally, the Compensation Committee's objective has been to award amounts of total compensation equivalent to the amounts reflected in the top of the third quartile (that is, the 75th percentile) of the range of compensation paid by the companies surveyed. (The salary compensation paid to Mr. Ferguson and most of the other executive officers in 1994 was in the third quartile of the range of compensation paid by the companies surveyed.)


     Based upon its analysis of the compensation surveys and stockholder returns, the Compensation Committee determines target percentages of total compensation to be paid in the form of salaries, annual bonuses, long-term performance bonuses and stock-based awards.


     SALARY. Salary level targets are established so that the Corporation can attract and retain the most qualified employees. The Compensation Committee approves the individual salaries of executive officers. In determining an executive officer's salary, the Compensation Committee considers, but does not assign, specific weights to, the following factors: individual performance, corporate performance, industry salary trends and competitive salary levels. Based on its discretion in evaluating these factors, the Committee determines appropriate salary levels. The Compensation Committee has lengthened the time between salary increases beyond twelve (12) months for certain executive officers in order to place more emphasis on variable compensation.



     ANNUAL INCENTIVE BONUS. Executive officers of the Corporation may be awarded an annual incentive bonus as determined by the Compensation Committee for individual and collective efforts resulting in the achievement of (or progress toward) an underwriting profit, superior investment returns and achievement of other corporate and division objectives. Under the Compensation Plan, two-thirds of the annual incentive award for each executive officer is formula-driven based on a predetermined performance matrix consisting of underwriting goals and, in the case of Mr. Frohboese, investment portfolio goals. The remaining one-third is based on a qualitative assessment of the Corporation's progress toward corporate strategic initiatives including, but not limited to, quality and organizational change efforts, expense control and international expansion. Each executive has a target incentive amount expressed as a percentage of base salary. Actual awards can range from zero percent (0%) to two hundred percent (200%) of the target amount based on the degree of attainment of the goals. Awards may be paid out in cash, shares of common stock, share units or restricted NQSOs.



     PERFORMANCE BONUS. Performance bonus awards may be made to executive officers. Award payouts are based on the relationship between the Corporation's total return to stockholders over the prior five-year period and the weighted average return (the "Actual Return") of the Standard & Poor's 500 Index and a peer group of property/casualty and multiline insurance companies selected by the Committee prior to the beginning of the five-year performance period. The amount of the award paid to an executive officer is the product of a percentage of the salary paid during the last year of the award cycle (the target award which is determined for each executive officer at the beginning of the five-year period) times the performance factor relating to the Actual Return, which is set forth in a payout matrix determined prior to the beginning of the award cycle and which ranges from zero percent (0%) to two hundred percent (200%). Awards may be paid out in cash, shares of common stock, share units or restricted NQSOs. For the recently completed 1990 to 1994 cycle, awards equal to one hundred twelve and two-tenth's percent (112.2%) of the target award were paid. The Corporation's total return to stockholders exceeded the weighted average return of the peer group and the Standard & Poor's 500 Index.

     DEFERRAL OF ANNUAL INCENTIVE AND PERFORMANCE BONUS AWARDS. Executive officers generally may elect to defer up to twenty-five percent (25%) of their annual incentive and performance bonus awards prior to the year in which such awards will be earned. Such deferral awards will be awarded as share units and restricted stock options pursuant to a formula adopted by the Compensation Committee in 1992. The Committee has the authority to establish a mandatory deferral amount for certain executive officers. Mr. Ferguson was required to defer a portion of his 1994 annual incentive award and performance bonus for the 1990 to 1994 period.


     STOCK-BASED AWARDS. The Corporation normally makes annual grants of NQSOs to executive officers of the Corporation at market value on the grant date. The Compensation Committee determines a target size of option awards based on a percentage of salary for each participant but may vary the size of the grants in its discretion. In determining the percentage for each executive officer, the Committee reviews total compensation and stock option grant practices for the companies included in the reviewed compensation surveys. Each stock option grant typically becomes exercisable in twenty percent (20%) increments over a five-year period. In 1994, the Compensation Committee granted stock options, not including replacement options, certain performance-based NQSOs and NQSOs granted in lieu of annual incentive and performance bonus awards, for a total of 74,100 shares (about 1/10th of 1% of the total shares outstanding) to eight (8) executive officers.


     The Corporation grants replacement options automatically when an executive officer tenders a like number of shares to satisfy the option price upon exercise of underlying stock options. Replacement options have the same expiration date as the original options and an exercise price equal to the market price at the new grant date. They are issued to encourage executive officers to exercise options early and to retain the profit in shares. Replacement options are exercisable one year from the date of grant provided the executive officer still owns the shares acquired as a result of the original option exercise less the number of shares withheld to pay income tax due as a result of exercising the original NQSO. Replacement options for a total of 28,969 shares were granted in 1994.


     The Compensation Committee also has the ability to grant restricted stock options in lieu of cash annual incentive and performance bonus awards as described above. Restricted stock options are exercisable immediately, but shares acquired are restricted from transfer, sale, exchange and other disposition for five (5) years from the date of grant. Restricted stock options for a total of 8,784 shares were granted to six (6) executive officers in the first quarter of 1995 in lieu of part of their 1994 annual incentive awards or 1990 to 1994 performance bonus awards.


     Restricted stock awards and various types of other awards, such as performance-based NQSOs, can be made in appropriate circumstances (generally limited) to retain key executive officers of the Corporation at the discretion of the Committee. In 1994, 11,900 restricted shares and performance-based NQSOs for 135,000 shares were awarded to four (4) executive officers.

     TAX CONSIDERATIONS. Effective January 1, 1994, Section 162(m) of the Internal Revenue Code of 1986 (the "Code") generally denies a tax deduction to any publicly-held corporation for compensation that exceeds $1 million paid to certain senior executives in a taxable year, subject to an exception for "performance-based compensation" as defined in the Code and subject to certain transition provisions.


     Going forward, it is the Committee's intention, to the extent possible, that incentive and stock compensation paid to executive officers be deductible for federal tax purposes. Annual incentive, performance bonus and stock option awards granted under the Proposed Plan, if adopted, will be deductible in accordance with Code Section 162(m). Previous grants that may result in future compensation should be deductible under the transition rules with the exception of restricted stock grants made after February 17, 1993.

     The Committee is committed to ensuring that annual incentive awards are commensurate with performance. The Committee believes that in order to meet this objective it needs to have the ability to exercise its judgment or discretion to evaluate performance against qualitative criteria. Therefore, the Committee will have the right under the Proposed Plan to reduce the amount of or to not pay an annual incentive award.


     CEO'S COMPENSATION. The Corporation's Chairman, President and Chief Executive Officer in 1994, Ronald E. Ferguson, received an annualized increase in base salary of five and four-tenth's percent (5.4%) in response to industry salary trends and in recognition of his ongoing contribution to the Corporation's strong performance during the fourteen (14) months since his last salary increase. The Compensation Committee reviewed the salary levels and total compensation for chief executive officers of the companies reflected in the compensation surveys.



     Mr. Ferguson's 1994 annual incentive award was made in recognition of the Corporation's continued out-performance of the reinsurance industry during this difficult environment for property/casualty insurers and reinsurers and his efforts in the successful completion of certain strategic initiatives, including the expansion of the Corporation's international operations. For 1994, the statutory combined ratio of the Corporation's reinsurance and insurance subsidiaries was 101.3, compared to 107.7 for the companies reporting to the Reinsurance Association of America (excluding the Corporation and its subsidiaries). Mr. Ferguson received an annual incentive award in cash in the amount of $647,500, restricted NQSOs for 2,334 shares and share units for 1,400 shares. Mr. Ferguson also received a bonus under the five-year performance bonus program for the 1990 to 1994 performance cycle, which was awarded in cash in the amount of $306,884, restricted NQSOs for 1,227 shares and share units for 736 shares.



     In 1994, the Committee awarded Mr. Ferguson a special grant of performance-based NQSOs for 135,000 shares. These options will become fully exercisable on January 16, 2002 (or sooner, to the extent of the then current performance, in the event of death, disability, change in control, merger or consolidation) if and only if the Corporation's total return to stockholders compounded annually from the date of grant exceeds by 150 basis points the average return for the Standard & Poor's 500 Index and the peer group reflected in the Performance Graph included in this proxy statement. The Committee feels Mr. Ferguson's continued service as Chairman and Chief Executive Officer is extremely important to the Corporation as its strategic initiatives are designed and implemented.



     In 1994, Mr. Ferguson also received NQSOs for 22,000 shares in accordance with the Corporation's practice of granting NQSOs on an annual basis. This grant was determined based on an analysis of total compensation and stock option grant practices for CEOs of the companies reflected in the compensation surveys and in recognition of the Corporation's strong performance and the continued emphasis on creating stockholder value.


     CONCLUSION. The Committee believes that it is in the best interests of stockholders for the Corporation to compensate the executive officers well when their performance meets or exceeds the high expectations of the Committee. The Committee believes the Corporation's current compensation program meets its objectives of appropriately aligning the interests of executive officers and stockholders.

     By the Compensation Committee: Andrew W. Mathieson, Chairman, William C. Ferguson, Edward H. Malone, David E. McKinney, Walter F. Williams

  Performance Graph


     The following line graph compares the yearly percentage change, over five
(5) years, in the Corporation's total stockholder return on Common Stock with the cumulative total return on the Standard & Poor's 500 Index and the cumulative total return of a peer group index:


             COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN AMONG GENERAL RE CORPORATION, S&P 500 INDEX AND PEER GROUP INDEX(1)


                                   Dec. 31, 1989           1990            1991            1992          1993          Dec. 31, 1994
General Re                           $100.00              $109.00         $121.00        $140.00       $132.00             $155.00
S&P 500                              $100.00              $ 97.00         $126.00        $136.00       $149.00             $151.00
Peer Group                           $100.00              $ 87.00         $122.00        $144.00       $157.00             $163.00


---------------

(1) Assuming the investment of $100 in the Corporation's Common Stock, the Standard & Poor's 500 Index and the peer group index on December 30, 1989 and the reinvestment of all dividends. The peer group index combines the Standard & Poor's Multiline and Property/Casualty Indexes, except for the Corporation, and consists of the following companies: Aetna Life & Casualty Company, American International Group, Chubb Corporation, CIGNA Corporation, Continental Corporation, Safeco Corporation, The St. Paul Companies and United States Fidelity & Guaranty Corporation. Three of the companies included in the Standard & Poor's Multiline and Property/Casualty Indexes in 1993, CNA Financial Corporation, Lincoln National Corporation and Travelers Corporation, are no longer included in those indexes.



                     PROPOSAL TO AMEND THE BY-LAWS TO RAISE
                        THE RETIREMENT AGE FOR DIRECTORS



     THE TEXT OF SECTION 2.2 OF ARTICLE II OF THE BY-LAWS RELATING TO, AMONG OTHER THINGS, THE TERM OF OFFICE OF DIRECTORS AND THE EVENTS THAT WOULD REDUCE THE TERM OF OFFICE OF DIRECTORS, AS PROPOSED TO BE AMENDED, IS INCLUDED AS EXHIBIT A TO THIS PROXY STATEMENT.



     Section 2.2 of Article II of the Corporation's By-laws currently provides that the term of office of a director is three years and until the director's successor is elected or until the earliest of the annual meeting of stockholders next following the individual director's seventieth (70th) birthday or a member's resignation, removal or ineligibility. As a result of the retirement provision, in the past various directors of the Corporation have been required to retire from the Board of Directors at the annual meeting of stockholders immediately after their seventieth (70th) birthday.



     The Board of Directors, with one director recusing himself from the vote, has unanimously adopted a resolution recommending that the stockholders consider and approve at the annual meeting a proposal to raise the retirement age for directors from the annual meeting next following the director's seventieth
(70th)
birthday to the annual meeting next following a director's seventy-second (72nd) birthday. The Board of Directors believes that the current retirement age based upon the director's seventieth (70th) birthday results in the premature retirement of directors at an age when they are valuable members of the Board of Directors and contribute in a meaningful way to the Corporation. If the proposed amendment is adopted, Edward H. Malone, a director of the Corporation since 1985 who is seventy (70) years old, will not be required to retire from the Board of Directors until 1997.



     Under the By-laws and the Corporation's Restated Certificate of Incorporation, the amendment to Section 2.2(a) of the By-laws requires the approval of a majority in interest of the outstanding shares of the Corporation entitled to vote.



                  THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR


             THE APPROVAL OF THE PROPOSED AMENDMENT TO THE BY-LAWS.


                      PROPOSAL TO APPROVE ADOPTION OF THE
                             GENERAL RE CORPORATION
                        1995 LONG-TERM COMPENSATION PLAN

     In 1989, the Corporation's stockholders approved the 1989 Long-Term Compensation Plan (the "Compensation Plan") under which the Corporation's Compensation Committee has awarded bonuses and equity-based awards. Since 1989, the Committee has awarded stock options exercisable for 3,014,425 shares of Common Stock, 178,650 restricted shares of Common Stock and share units relating to 33,094 shares of Common Stock. The Compensation Plan provides that no awards can be made thereunder after December 31, 1994. Therefore, on February 7, 1995 the Compensation Committee (the "Committee") of the Board recommended to the Board the adoption of the General Re Corporation 1995 Long-Term Compensation Plan (the "Proposed Plan"), subject to stockholder approval. On February 8, 1995, the Board ratified the Committee's recommendation and determined to submit the Proposed Plan to the stockholders. The stockholders are now requested to approve the adoption of the Proposed Plan.

     The summary of the Proposed Plan which follows is subject to the specific provisions contained in the official text of the Proposed Plan.

THE PROPOSED PLAN


     The Proposed Plan, like its predecessor, the Compensation Plan, is intended to be an integral part of the Corporation's executive and non-employee director compensation program by providing incentives that will enable the Corporation to attract and retain highly qualified officers, key employees and nonemployee directors. The Proposed Plan provides long-term incentives in the form of grants of stock options, approved stock options, restricted stock options, stock appreciation rights ("SARs"), share units, restricted stock, annual incentive bonuses and long-term performance bonuses (collectively, "Awards"). These long-term incentives are designed also to advance the longer term interests of the Corporation and its stockholders. The Proposed Plan also will enable officers, other key employees and non-employee directors to acquire a larger personal financial interest in the Corporation through stock-based awards and stock ownership. Award recipients may include individuals ("Reporting Persons") who are subject to the requirements of Section 16 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). It is intended that certain Awards provided under the Proposed Plan will be treated as qualified performance-based compensation under Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), which would otherwise limit the Corporation's deduction for compensation in excess of $1,000,000 paid to the CEO and the top four executive officers.


ADMINISTRATION

     The Proposed Plan will be administered by the Committee, whose members must be (and are currently) "disinterested persons" as such term is defined under Rule 16b-3 promulgated under the Exchange Act. The members of the Committee also must qualify (and currently do qualify) as "outside directors" as that term is defined in proposed regulations issued by the Department of the Treasury under
Section 162(m) of the Code.

Committee members may not receive any Award under the Proposed Plan other than the annual automatic grant of (i) an option for five hundred (500) shares on the first business day of each calendar year and (ii) sixty-five (65) shares of restricted stock on the first business day following stockholder approval of the Proposed Plan and the first business day of each calendar year thereafter, under the non-discretionary provisions of the Proposed Plan or stock options or rights under any other plans of the Corporation unless the Board determines that such grant would not jeopardize their status as disinterested persons. With respect to Awards granted to employees, the Committee has the authority under the Proposed Plan to determine the eligibility of employees, the form of Awards, the number of shares of Common Stock or share units subject to Awards and the terms, conditions and restrictions of Awards, including the time of exercise and vesting, and to establish and administer any performance objectives related to Awards, including certifying that performance objectives were met.


BENEFITS

     Options and SARs. Both nonqualified stock options ("NQSOs") and incentive stock options ("ISOs") (as defined in Section 422 of the Code) (collectively, "Options") may be granted under the Proposed Plan. In addition, stock options also may be granted under the United Kingdom Sub-Plan of the Proposed Plan ("Approved Options"). Under the United Kingdom Sub-Plan, Approved Options may be granted only to employees whose remuneration is subject to income tax in the United Kingdom (i.e., employees who are resident and ordinarily resident in the United Kingdom and whose duties are performed there). The total number of shares of Common Stock with respect to which Options and SARs may be granted to any one individual may not exceed ten percent (10%) of the aggregate shares of Common Stock authorized for issuance under the Proposed Plan. In addition, each non-employee director will automatically receive an NQSO for five hundred (500) shares of Common Stock (subject to adjustment) on the first business day of 1995 and of each calendar year thereafter.


     Options granted to non-employee directors will have a term of ten (10) years. The term of other Options will be a maximum of ten (10) years in the discretion of the Committee. The Option exercise price must be at least one hundred percent (100%) of the fair market value of the Common Stock on the date of the grant. On March 1, 1995, the last reported sale price of the Corporation's Common Stock on the New York Stock Exchange composite tape was $127.50 per share. The exercise price of options may be paid with previously acquired shares which have been held for at least six (6) months. If NQSOs are exercised by using shares, the grantee is automatically granted a replacement option to purchase shares of Common Stock equal to the number of shares used to pay the exercise price but at the then fair market value of the Common Stock.


     Under the Plan, Options may include SARs exercisable only to the extent the Option is at the time exercisable. The holder of an SAR may surrender to the Corporation all or part of the unexercised Option in which such right is included and receive in exchange shares of Common Stock (or, at the discretion of the Committee, cash or a combination of shares of Common Stock and cash) having a value equal to the difference between the current fair market value of one share and the Option exercise price per share times the number of shares covered by the Option or part thereof which is being surrendered.


     Options and SARs granted to Reporting Persons and nonemployee directors may not be exercised for at least six (6) months from the date of grant.



     If a grantee terminates employment due to death, disability or retirement, the Options otherwise exercisable through the date of such termination may be exercised within five (5) years of such date; provided, however, that no Option may be exercised after the expiration date thereof. Any Option exercisable after death may be exercised by the decedent's legal representatives. In the event a holder's employment terminates on account of resignation or discharge not for cause, the Options otherwise exercisable by the holder through the date of such termination may be exercised by the holder no later than three (3) months following the date of such termination except that in the case of NQSOs, the Committee may, in its sole discretion, provide for a later date; provided, however, that no Option may be exercised after the expiration date thereof. If a holder's employment shall terminate on account of discharge for cause, the holder will forfeit all outstanding Options as of the date of termination. Stock options will terminate to the extent that they are not exercisable on the date of the holder's termination of employment unless otherwise provided by the Compensation Committee with respect to a holder whose termination is not for cause.

     Approved Options. Approved Options to purchase Common Stock are granted under the United Kingdom Sub-Plan, the portion of the Proposed Plan applicable to certain United Kingdom employees, as described above. The following is a summary of the terms of the United Kingdom Sub-Plan which are different from those of the Proposed Plan.


     Approved Options may not be granted to any grantee within two years prior to his normal retirement date, nor to any grantee who, immediately following the grant, would hold outstanding Approved Options having an aggregate exercise price exceeding the greater of L100,000 or four times the amount of the employee's taxable salary or wages. Approved Options may not be exercised prior to the third anniversary of the date of grant. If a grantee dies, his legal personal representatives may exercise his outstanding Approved Options within twelve months after the date of death. If a grantee ceases employment by reason of retirement, injury, sickness, disability or redundancy, he may exercise his outstanding Approved Options within the later of twelve (12) months after such cessation or forty-two (42) months from the date of grant. If a grantee technically ceases employment because his employer ceases to be affiliated with the Corporation, he may exercise his outstanding Approved Options within three months after such cessation.


     The United Kingdom Sub-Plan and the grant of Approved Options thereunder, and any amendments thereto (including adjustments due to recapitalization, merger, consolidation and similar transactions), are subject to the prior approval of the United Kingdom Board of Inland Revenue.

     Bonuses. The Committee, in its discretion, may grant bonuses to grantees to be paid if annual performance objectives or long-term performance objectives are satisfied ("Annual Incentive Bonuses" and "Performance Bonuses," respectively).


     Prior to the beginning of the fiscal year for Annual Incentive Bonuses and the first fiscal year of a period of three (3) to five (5) years for Performance Bonuses (the "Award Period") (or during the first ninety (90) days of an Award Period if permitted under the final regulations adopted under Section 162(m) of the Code), the Committee will determine, in writing, the performance objectives applicable to a grantee or group of grantees. In addition, prior to the beginning of an Award Period (or the ninety-day period described above), the Committee will determine the percentage of the Annual Incentive or Performance Bonus to be awarded if a performance objective is not fully achieved or is exceeded. The Committee will retain the discretion to award a bonus in an amount equal to less than the amount otherwise payable for the Award Period.


     Performance objectives applicable to the Annual Incentive Bonus may be measured by the Corporation's statutory underwriting combined ratio, a targeted improvement in the statutory underwriting combined ratio, the relationship between the statutory combined ratio of the Corporation's reinsurance and insurance subsidiaries and that of the companies reporting to the Reinsurance Association of America (excluding the Corporation's subsidiaries), the total return on various investment portfolios, or in any other manner the Committee deems an appropriate measure of performance. The amount of an Annual Incentive Bonus awarded to a grantee will be based on a percentage of the grantee's salary rate in effect at the end of the fiscal year. The performance objective applicable to a Performance Bonus will be based on the relative total return to stockholders over the Award Period as described below, and may range from zero percent (0%) to two hundred percent (200%) of the target awards, which are expressed as a percentage of the grantee's paid salary for the final year of the Award Period. Relative total return to stockholders means the comparison of the total return to stockholders, including reinvestment of dividends, to the total return to an individual who had invested in an index comprised of the Standard & Poor's 500 Index and a group of property/casualty, multiline insurance and/or reinsurance companies, as determined by the Committee. Performance objectives may be revised if there are adjustments to the accounting standards applicable in determining the objectives. A grantee may not receive in any one year either an Annual Incentive Bonus or a Performance Bonus in excess of $1,500,000. The aggregate dollar amount available for Annual Incentive Bonuses for Reporting Persons in any fiscal year may not exceed one percent (1%) of the consolidated net income of the Company and its subsidiaries. If an Annual Incentive Bonus or Performance Bonus is to be paid to a Reporting Person, prior to payment the Committee must certify, in writing, that the applicable performance objectives have been satisfied.

     Annual Incentive Bonuses and Performance Bonuses are payable in cash, shares of Common Stock, share units or restricted NQSOs, or any combination thereof. At the Committee's discretion, a bonus Award may be deferred by a grantee into share units and restricted stock options. The Committee has the authority to require certain executive officers to defer portions of their bonuses.

     If a grantee terminates employment due to death, disability or retirement, he may receive, at the Committee's discretion, a payment proportionate to the number of full months of active service performed during the Award Period over the total number of months in the Award Period. If the grantee otherwise terminates employment, the right to receive a bonus will be forfeited. However, the Committee, in its discretion, may award a grantee (other than a Reporting Person) a portion of the Performance Bonus if termination of employment occurs during the Award Period.

     Restricted Stock Options. The terms of a restricted stock option awarded as payment of all or a portion of an Annual Incentive or Performance Bonus will be the same as those applicable to an NQSO except that a restricted stock option will continue to be exercisable upon the termination of an optionee's employment with the Corporation, unless the holder is terminated for cause or engages in the unauthorized use of proprietary information. In addition, the shares of Common Stock issuable upon the exercise of a restricted stock option will be subject to such restrictions as to the transfer and sale thereof as the Committee, in its discretion, may set forth in the notice of the Award.


     Restricted Stock. Under the Proposed Plan, the Committee may make grants of shares restricted as to transfer, sale, exchange and other disposition (or as the Committee may otherwise determine) ("Restricted Stock"). The Committee will specify the terms and conditions upon which restrictions will expire. Such restrictions will lapse upon a grantee's termination of employment due to death, disability or attainment of normal retirement age, as defined in the Proposed Plan. Unless the Committee, in its discretion, determines otherwise, Restricted Stock upon which restrictions have not yet expired are forfeited upon any other termination of employment. Grantees granted Restricted Stock will be entitled to dividends and voting rights with respect to such shares.



     Each non-employee director will receive an automatic grant of sixty-five
(65) shares of Restricted Stock immediately following approval of the Proposed Plan by stockholders and on the first business day of each calendar year thereafter in which the individual is a member of the Board of Directors of the Corporation. The restrictions on such shares will lapse upon the later of five
(5) years from the date of grant or retirement from the Board of Directors.



     Share Units. Under the Proposed Plan, the Committee may make an Award to a grantee of the right to receive one or more shares of Common Stock at a specified time in the future, at least five (5) years from the date of the Award. The Award will be expressed in terms of share units equal to the number of shares of Common Stock underlying the Award. Share units may be awarded in lieu of all or a portion of an Annual Incentive or Performance Bonus or independently of a bonus Award. Share units attributable to bonuses will be fully vested on the date of the Award. The number of share units awarded in lieu of a bonus will be determined by reference to the fair market value of one share of Common Stock but taking into account the illiquidity of the share unit, the investment risk for the deferral period of time, the absence of voting rights and the risk of forfeiture; provided, however, that the value will not be less than seventy-five percent (75%) of the fair market value of a share of Common Stock on the grant date. The Award will specify its terms, including vesting schedules for share units not attributable to bonuses. Awards of share units not attributable to bonuses will vest upon a grantee's termination of employment due to death, disability or attainment of a grantee's normal retirement age. Unless the Committee provides otherwise, unvested share units will be forfeited upon any other termination of employment. Any unauthorized use of proprietary information by a holder of share units will result in the holder's forfeiture of such units. Share units will be paid in shares of Common Stock. Fractional shares will be paid in cash.

SHARES AVAILABLE


     The maximum number of shares of Common Stock that may be subject to Awards under the Proposed Plan is 5,000,000 shares. However, the maximum number of shares of Common Stock available for grants of Restricted Stock and share units is 500,000 shares (out of the total 5,000,000 authorized shares) unless such Restricted Stock and/or share unit is granted in lieu of cash compensation. The maximum number of shares of Common Stock available for Option grants and grants of Restricted Stock to non-employee directors is 60,000 shares. Any shares that are not issued because an Award (i) terminates upon its expiration, forfeiture, cancellation or otherwise; (ii) is settled in cash; or (iii) is exchanged for an Award that is not stock-based are available for regrant to grantees who are not Reporting Persons. Common Stock issued under the Proposed Plan may be either authorized and unissued shares or treasury shares of Common Stock.


ADJUSTMENTS

     The number of shares subject to awards granted under the Proposed Plan may be adjusted due to various types of transactions, including recapitalizations, mergers, consolidations and similar transactions under which the number of shares of Common Stock outstanding is increased, decreased or changed into or exchanged for a different number or kind of shares of capital stock of the Corporation or of another corporation.

CHANGE IN CONTROL


     Awards under the Proposed Plan may accelerate upon a "change in control" of the Company as defined in the Proposed Plan. Upon a change in control: (i) all Options become immediately exercisable; (ii) all Performance Bonuses become immediately payable at the higher of the amount determined assuming the performance objectives have been met or the amount payable based on actual performance achieved and then are prorated for the term of the Award Period;
(iii) all Annual Incentive Bonuses become payable at the amount determined assuming the performance objectives have been met and then are prorated over the portion of the year that has elapsed; (iv) all restrictions on restricted stock options will lapse and share units attributable to bonuses will become fully payable; and (v) Restricted Stock and all other share units will become vested if the grantee's employment is terminated within two (2) years after the change in control, provided that the Committee may determine, in its discretion, to vest all or some percentage of the grantee's Restricted Stock and/or share units.


AMENDMENT AND TERMINATION

     The Proposed Plan may be amended by the Board of Directors or the Committee (or its delegate), except that, without the approval of the Corporation's stockholders, no amendment may increase the number of shares subject to the Proposed Plan, decrease the exercise price of an Option or SAR, increase the amount to be received upon exercise of an Option or SAR, materially increase the benefits to grantees under the Proposed Plan or materially modify the eligibility for participation in the Proposed Plan.

     If adopted, the Proposed Plan will terminate at the later of (i) December 31, 1999; or (ii) the exercise, expiration or termination of all Options, SARs or other Awards under the Proposed Plan; provided that Awards cannot be granted under the Proposed Plan after December 31, 1999.

TAX CONSEQUENCES

     Under the present provisions of the Code, the Federal income tax consequences of the Proposed Plan are summarized as follows:

     1. Nonqualified Stock Options. The granting of an NQSO to an optionee will not result in taxable income to the optionee or a deduction in computing the income tax of the Corporation. Upon exercise of an NQSO, the excess of the fair market value of the shares acquired over the option price is (i) taxable to the optionee as ordinary income; and (ii) deductible in computing the Corporation's income tax, subject to satisfying general rules relating to reasonableness of compensation.


     2. Incentive Stock Options. An optionee will not be deemed to receive any income at the time an ISO is granted or exercised, although the exercise may give rise to alternative tax liability for the optionee. If an optionee does not dispose of the shares acquired on exercise of an ISO within the two-year period beginning on the day after the grant date of the ISO or within the one-year period beginning on the day after the day of the transfer of the shares to the optionee, the gain (if any) on a subsequent sale (i.e., the excess of the proceeds received over the option price) will be long term capital gain and any loss the optionee may sustain on such sale will be long term capital loss.

     If the optionee disposes of the shares within the two-year or one-year period referred to above, the disposition is a "disqualifying disposition," and the optionee will generally realize ordinary income taxable as compensation in the year of the disqualifying disposition to the extent of the excess of the fair market value of the shares on the date of purchase over the option price, and the balance, if any, will be long-term or short-term capital gain depending, generally, on whether the shares were held more than one year after the ISO was exercised. To the extent the optionee recognizes compensation income with respect to a disqualifying disposition, the Corporation will be entitled to a corresponding deduction, subject to general rules relating to reasonableness of compensation.

     3. Approved Options. Assuming the United Kingdom Sub-Plan receives the approval of the United Kingdom Board of Inland Revenue, no income tax is paid by an employee resident in the U.K. upon exercise of an Approved Option, provided that the Approved Option is exercised in accordance with rules of the United Kingdom Sub-Plan. If the shares are subsequently sold, capital gains tax will be payable on the difference between the acquisition cost and the sales price (if higher) at that time. Neither the Corporation nor any of its U.K. subsidiaries will be entitled to a deduction upon the exercise of an Approved Option.

     4. Stock Appreciation Rights. The inclusion of an SAR in an Option grant will not result in taxable income to the optionee or a deduction in computing the income tax of the Corporation. However, the amount of any cash, or the fair market value of any shares, received by the employee pursuant to the exercise of any such right will be, upon receipt by the optionee, taxable to the optionee as ordinary compensation income and the Corporation will be entitled to a corresponding deduction, subject to satisfying general rules relating to the reasonableness of compensation.


     5. Bonuses. Amounts paid in cash or shares of common stock are included in an employee's income as taxable compensation in the year paid and, subject to the applicability of Section 162(m) of the Code and general rulings relating to reasonableness of compensation, the Corporation will be entitled to a corresponding deduction. If an Annual or Performance Bonus is paid in restricted stock options or share units, the tax consequences to the grantees are indicated elsewhere in this subsection.


     6. Restricted Stock. No taxable income will be recognized by a grantee upon the grant of Restricted Stock. In the year that the Restricted Stock is no longer subject to "a substantial risk of forfeiture," within the meaning of
Section 83 of the Code, the grantee will realize ordinary income taxable as compensation equal to the excess of the fair market value of shares upon which restrictions lapse over the amount paid, if any. The Corporation will be entitled to a corresponding deduction, subject to satisfying general rules relating to the reasonableness of compensation.

     7. Share Units. No taxable income will be recognized by a grantee upon the grant of an Award. A grantee of share units will be considered to have taxable income at the time amounts payable are first considered to be made available to the grantee. When the Award becomes payable, the grantee will realize ordinary income equal to the fair market value of the shares and cash payable at such time. The Corporation will be entitled to a corresponding deduction subject to general rules relating to the reasonableness of compensation. When an Award of share units vests, the then current value of the units is reported as earnings subject to FICA tax withholding.

WITHHOLDING OF TAXES


     The Proposed Plan requires a grantee to pay, or make provision satisfactory to the Committee for payment of, federal, state, and local income taxes, or other taxes, which the Corporation may be obligated to collect as a result of the payment of any Award. The Proposed Plan permits a grantee to instruct the Corporation to withhold up to the number of nonrestricted shares otherwise deliverable to a grantee with a fair market value equal to the amount of tax to be withheld; provided, that a Reporting Person's election is made during a "window period", six months prior to the date an Award becomes taxable or during any other period permitted by Rule 16b-3 under the Exchange Act.


     Grantees should consult with their own tax advisors to determine the particular tax consequences that may result from participation in the Proposed Plan and the subsequent disposition of shares of Common Stock. Nothing contained herein should be treated as tax advice.

NEW PLAN BENEFITS


     No benefits have been received by or allocated to any employee under the Proposed Plan except that, subject to stockholder approval of the Proposed Plan:
(i) each non-employee director was automatically granted as of January 3, 1995 an option to purchase five hundred (500) shares of Common Stock as described above; (ii) share units and restricted stock options have been granted pursuant to elections to defer Annual Incentive or Performance Bonuses which would have been payable during the first quarter of 1995; (iii) share units have been granted to key employees of Kolnische Ruckversicherungs-Gesellschaft AG ("Cologne Re"); (iv) replacement options have been granted automatically pursuant to certain option exercises under the Compensation Plan occurring during 1995; and (v) Restricted Stock has been granted. The Proposed Plan is replacing the Compensation Plan. Therefore, the Awards that would have been made under the Proposed Plan if it and not the Compensation Plan had been in effect for fiscal year 1994 would have been at least those that were granted for 1994 under the provisions of the Compensation Plan as well as those described above granted under the Proposed Plan subject to stockholder approval. Reference is made to the Summary Compensation Table, the Option Grants Table and the Long-Term Incentive Plan ("LTIP") Awards Table which show the grants and awards that were made under the Compensation Plan in 1994. In addition to those awards, for 1994 the following awards were made: (i) stock options exercisable for 239,447 shares of Common Stock were granted to all executive officers as of March 1, 1995 as a group, for 5,000 shares to all current non-employee directors as a group, and for 570,024 shares to all employees, including all officers as of March 1, 1995 who are not executive officers as a group; (ii) share units for 4,812 shares of Common Stock were granted to all executive officers as of March 1, 1995 as a group, and for 45,532 shares to all employees, including all officers as of March 1, 1995 who are not executive officers as a group; (iii) Annual Incentive Bonuses earned under the Compensation Plan were paid in the amount of $2,492,500 in cash or stock to all executive officers as of March 1, 1995 as a group and in the amount of $20,489,675 to all employees, including all officers as of March 1, 1995 who are not executive officers as a group; (iv) Performance Bonuses earned under the Compensation Plan were paid in the amount of $1,070,480 in cash or stock to all executive officers as of March 1, 1995 as a group and in the amount of $4,753,562 to all employees, including all officers as of March 1, 1995 who are not executive officers as a group. In addition, rights to receive Performance Bonuses were granted in 1994 under the Compensation Plan for the 1994-1998 performance period to all executive officers as of March 1, 1995 as a group having a target value of $1,541,500 and to all employees, including all officers as of March 1, 1995 who are not executive officers as a group, having a target value of $5,187,234.

     The following awards were made for 1994 under the Proposed Plan to the persons or groups of persons identified as of March 1, 1995, subject to stockholder approval:


                             AWARDS MADE UNDER THE
            GENERAL RE CORPORATION 1995 LONG-TERM COMPENSATION PLAN

                                                    OPTIONS
                                      -----------------------------------
                                                     # OF
                                                    SHARES
                                                    UNDERLYING
                                       GRANT        OPTIONS       GRANT
                                        DATE        GRANTED     PRICE(1)
                                      --------      ------      ---------
Ronald E. Ferguson..................  01/03/95       1,227(2)   $123.5000
  Director, Chairman,                 02/09/95      11,634(3)    131.3750
    President and Chief Executive     03/01/95       2,334(2)    128.5625
    Officer
John C. Etling......................         0           0         0
  Director and Vice Chairman
Ernest C. Frohboese.................  01/03/95         305(2)    123.5000
  Vice President                      03/01/95         692(2)    128.5625
Edmond F. Rondepierre...............  01/03/95         400(2)    123.5000
  Former Vice President,              03/01/95         361(2)    128.5625
    General Counsel and Secretary
Joseph P. Brandon...................  03/01/95         721(2)    128.5625
  Vice President
Charles F. Barr.....................         0           0         0
  Vice President, General Counsel
    and Secretary
Executive officers..................   Various      20,448      Various
  as a group (including those
    named above)
Non-employee........................  01/03/95       5,000       123.5000
  directors as a group
Non-executive.......................   Various      38,492      Various
  officer employee group

                                                                  SHARE UNITS
                                                            -----------------------
                                      RESTRICTED STOCK                      # OF
                                      -----------------                    SHARES
                                       GRANT                             UNDERLYING
                                        DATE                GRANT DATE     SHARE
                                       VALUE        #         VALUE        UNITS
                                      --------    -----     ----------   ----------
Ronald E. Ferguson..................         0        0     $  270,928        2,136
  Director, Chairman,
    President and Chief Executive
    Officer
John C. Etling......................         0        0              0            0
  Director and Vice Chairman
Ernest C. Frohboese.................         0        0         75,964          598
  Vice President
Edmond F. Rondepierre...............         0        0         57,488          456
  Former Vice President,
    General Counsel and Secretary
Joseph P. Brandon...................         0        0         54,382          423
  Vice President
Charles F. Barr.....................         0        0              0            0
  Vice President, General Counsel
    and Secretary
Executive officers..................  $654,375    5,000        611,502        4,812
  as a group (including those
    named above)
Non-employee........................         0        0              0            0
  directors as a group
Non-executive.......................   515,938    4,000      5,686,039       45,532
  officer employee group


---------------


(1) Options were NQSOs granted at fair market value on the date of grant.



(2) Restricted NQSOs were granted in lieu of cash bonuses under the 1994 Annual Incentive Bonus and 1990-1994 Performance Bonus provisions of the Compensation Plan.



(3) Replacement options were granted following the tender of a like number of shares to satisfy the option price upon exercise of the underlying stock option. Replacement options have the same expiration date as the original option and an exercise price equal to the market price at the date of the new grant. They are first exercisable one year from the grant date provided the employee still owns the shares acquired as a result of the original option exercise, less the number of shares withheld to pay income tax due as a result of exercising the original option.


                  THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR
             THE ADOPTION OF THE 1995 LONG-TERM COMPENSATION PLAN.

RATIFICATION OF SELECTION OF INDEPENDENT PUBLIC ACCOUNTANTS


     The Audit Committee of the Board of Directors has selected Coopers & Lybrand LLP as independent public accountants to audit the financial statements of the Corporation and its domestic subsidiaries for fiscal year 1995. This selection is being presented to the stockholders for their ratification at this annual meeting. The firm of Coopers & Lybrand LLP has audited the Corporation's financial statements since prior to January 1, 1975.


     It is expected that representatives of Coopers & Lybrand LLP will attend the meeting, will have the opportunity to make a statement if they so desire and will be available to respond to appropriate stockholder questions.

     Ratification of the selection of Coopers & Lybrand LLP as independent public accountants will require the affirmative vote of a majority of the shares present in person or represented by proxy at the annual meeting. The Board of Directors and management recommend a vote FOR ratification and, unless a stockholder signifies otherwise, the persons named in the proxy will so vote.

OTHER MATTERS

     The Board of Directors and management of the Corporation do not know of any other matters to be presented for action at the meeting. Should any other matters come before the meeting, however, the persons named in the enclosed proxy will have discretionary authority to vote all proxies with respect to such matters in accordance with their judgment except to the extent the proxy is limited to the contrary.


     The expense of proxy solicitation will be borne by the Corporation. Proxies will be solicited on behalf of the directors by Georgeson & Co. Inc. for a fee which will not exceed $13,000. Expenses incurred by Georgeson & Co. Inc. will be reimbursed by the Corporation. Proxies may also be solicited in person or by telephone or telegraph by officers or regular employees of the Corporation and its subsidiaries.


     In order for stockholder proposals for the 1996 annual meeting of stockholders to be eligible for inclusion in the Corporation's proxy statement, they must be received by the Corporation at its principal office in Stamford, Connecticut, prior to November 29, 1995.

                                          CHARLES F. BARR
                                          Secretary


March 28, 1995

                                                                       EXHIBIT A

                             TEXT OF SECTION 2.2 OF
                           ARTICLE II OF THE BY-LAWS
                           AS PROPOSED TO BE AMENDED

     THE FOLLOWING ARE THE PROVISIONS OF SECTION 2.2 OF ARTICLE II OF THE BY-LAWS OF GENERAL RE CORPORATION AS PROPOSED TO BE AMENDED. MATERIAL TO BE ADDED BY THE PROPOSED AMENDMENT IS ITALICIZED. MATERIAL TO BE DELETED BY THE PROPOSED AMENDMENT IS IN BRACKETS.

     SECTION 2.2 TERM OF OFFICE. Directors shall be classified by dividing them into three classes, each consisting as nearly as possible of an equal number of members. At each annual meeting of stockholders, one class of directors shall be elected by a majority of the votes cast to hold office for a term of three years, and until their successors are elected or until the earliest of the following:

          (a) The Annual Meeting of Stockholders next following the individual Director's 72nd [70th] birthday;

          (b) Resignation in accordance with Section 2.7 hereof;

          (c) Removal in accordance with Section 2.8 hereof; or

          (d) Ineligibility in accordance with Section 2.10 hereof.

GENERAL RE CORPORATION                                                     PROXY


695 EAST MAIN STREET


STAMFORD, CONNECTICUT 06904-2351



          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS



    Revoking any such prior appointment, the undersigned hereby appoints Ronald
E. Ferguson, John C. Etling, Charles F. Barr, Elizabeth A. Monrad and Robert D. Graham, and each of them, attorneys and agents, with power of substitution to vote as Proxy for the undersigned, as herein stated, at the annual meeting of stockholders of General Re Corporation to be held at the offices of the Corporation, 695 East Main Street, Stamford, Connecticut, on Friday, May 19, 1995, at 9:00 A.M., and at any adjournment thereof, with respect to the number of shares the undersigned would be entitled to vote if personally present.



    This proxy, when properly executed, will be voted (1) for the election of Directors, (2) for the proposal to amend the Corporation's By-laws to raise the retirement age for directors, (3) for the proposal to adopt the 1995 Long-Term Compensation Plan, and (4) for the proposal to ratify the selection of independent public accountants, if no instructions to the contrary are indicated in Items (1), (2), (3) or (4) below, and in the discretion of the named attorneys and agents on such other matters as may properly come before the meeting.



    The undersigned hereby acknowledges receipt of a copy of the Proxy Statement relating to such annual meeting.



    Your Board of Directors recommends a vote for each of the following proposals. PLEASE MARK BOXES OR /X/ IN BLUE OR BLACK INK.



1. Election of Directors:



 Lucy Wilson Benson, Walter M. Cabot, John C. Etling, William C. Ferguson, Kay
                        Koplovitz and Walter F. Williams



   FOR ALL NOMINEES LISTED / / (Except as indicated to the contrary
 below)             WITHOLD AUTHORITY / / (To vote for all nominees)



2. Proposal to amend the Corporation's By-laws to raise the retirement age for directors from age seventy (70) to age seventy-two (72).



                    FOR                                       AGAINST                                     ABSTAIN
                    / /                                         / /                                         / /



(INSTRUCTION: To withhold authority to vote for any individual nominee, print that nominee's name.)


--------------------------------------------------------------------------------

                                    (Continued, and to be signed on other side.)

3. Proposal to adopt the 1995 Long-Term Compensation Plan.

                    FOR                                       AGAINST                                     ABSTAIN
                    / /                                         / /                                         / /

4. Proposal to ratify the selection of independent public accountants.

                    FOR                                       AGAINST                                     ABSTAIN
                    / /                                         / /                                         / /

5. In accordance with their discretion on any other matters or proposal which may properly come before the meeting.

                                            (Signatures should conform exactly
                                            to name shown on this proxy.
                                            Executors, administrators,
                                            guardians, trustees, attorneys and
                                            officers signing for corporations
                                            should give full title.)

                                            Dated: ......................., 1995

                                            Signed..............................
                                             ...................................

                                              SIGN, DATE AND RETURN THIS PROXY
                                            PROMPTLY USING THE ENCLOSED ENVELOPE

                                                                    SAVINGS PLAN
                         CONFIDENTIAL VOTING DIRECTION                 DIRECTION
                  ANNUAL MEETING OF STOCKHOLDERS MAY, 19, 1995

    Under the provisions of the trust relating to the General Re Corporation Employee Savings & Stock Ownership Plan, Fidelity Management Trust Company (FMT Co.), as Trustee, is required to request your confidential instructions as to how your proportionate interest in the shares of General Re common stock held under the Plan is to be voted at the annual meeting of stockholders scheduled to be held on May 19, 1995 and any adjournments thereof. Your instructions to FMT Co. will not be divulged or revealed to anyone at General Re Corporation. You may indicate your instructions to FMT Co. by completing the following which is a reprint of the proxy card sent to all shareholders.


    This vote authorization form, when properly executed, will serve to instruct the Trustee to vote (1) for the election of Directors, (2) for the proposal to amend the Corporation's By-laws to raise the retirement age for directors, (3) for the proposal to adopt the 1995 Long-Term Compensation Plan, and (4) for the proposal to ratify the selection of independent public accountants, if no instructions to the contrary are indicated in Items (1), (2), (3) or (4) below, and in the discretion of the Trustee on such other matters as may properly come before the meeting.



    The undersigned hereby acknowledges receipt of a copy of the Proxy Statement relating to such annual meeting.



Your Board of Directors recommends a vote for each of the following proposals. PLEASE MARK BOXES OR /X/ IN BLUE OR BLACK INK.



1. Election of Directors:



 Lucy Wilson Benson, Walter M. Cabot, John C. Etling, William C. Ferguson, Kay
                        Koplovitz and Walter F. Williams


   FOR ALL NOMINEES LISTED / / (Except as indicated to the contrary
below)             WITHHOLD AUTHORITY / / (To vote for all nominees)



2. Proposal to amend the Corporation's By-laws to raise the retirement age for directors from age seventy (70) to age seventy-two (72).



                    FOR                                       AGAINST                                     ABSTAIN
                    / /                                         / /                                         / /



(INSTRUCTION: To withhold authority to vote for any individual nominee, print that nominee's name.)


--------------------------------------------------------------------------------

                                    (Continued, and to be signed on other side.)

3. Proposal to adopt the 1995 Long-Term Compensation Plan.

                    FOR                                       AGAINST                                     ABSTAIN
                    / /                                         / /                                         / /

4. Proposal to ratify the selection of independent public accountants.

                    FOR                                       AGAINST                                     ABSTAIN
                    / /                                         / /                                         / /

5. In accordance with their discretion on any other matters or proposals which may properly come before the meeting.

                                            (Signatures should conform exactly
                                            to name shown on this direction.)



                                            Dated: ......................., 1995


                                               Please be sure to insert date



                                            Signed..............................

                                             ...................................

                                            SIGN, DATE AND RETURN THIS DIRECTION


                                            PROMPTLY USING THE ENCLOSED ENVELOPE

GENERAL RE CORPORATION                                                      ESOP


695 EAST MAIN STREET                                                   DIRECTION


STAMFORD, CONNECTICUT 06904-2351



 THIS DIRECTION IS SOLICITED ON BEHALF OF STATE STREET BANK AND TRUST COMPANY,
                                  ESOP TRUSTEE



    Revoking any such prior direction, the undersigned participant hereby directs State Street Bank and Trust Company, ESOP Trustee to vote for the undersigned, as herein stated, at the annual meeting of stockholders of General Re Corporation, to be held at the offices of the Corporation, 695 East Main Street, Stamford, Connecticut, on Friday, May 19, 1995, at 9:00 A.M., and at any adjournments thereof with respect to the number of shares the undersigned is entitled to give direction for.



    This direction, when properly executed, will serve to instruct the Trustee to vote (1) for the election of Directors, (2) for the proposal to amend the Corporation's By-laws to raise the retirement age for directors, (3) for the proposal to adopt the 1995 Long-Term Compensation Plan, and (4) for the proposal to ratify the selection of independent public accountants, if no instructions to the contrary are indicated in Items (1), (2), (3) or (4) below, and in the discretion of the named attorneys and agents on such other matters as may properly come before the meeting.



    The undersigned hereby acknowledges receipt of a copy of the Proxy Statement relating to such annual meeting.



Your Board of Directors recommends a vote for each of the following proposals. PLEASE MARK BOXES OR /X/ IN BLUE OR BLACK INK.



1. Election of Directors:



 Lucy Wilson Benson, Walter M. Cabot, John C. Etling, William C. Ferguson, Kay
                        Koplovitz and Walter F. Williams



   FOR ALL NOMINEES LISTED / / (Except as indicated to the contrary
below)             WITHOLD AUTHORITY / / (to vote for all nominees)



2. Proposal to amend the Corporation's By-laws to raise the retirement age for directors from age seventy (70) to age seventy-two (72).


                    FOR                                       AGAINST                                     ABSTAIN
                    / /                                         / /                                         / /


(INSTRUCTION: To withhold authority instruction to vote for any individual nominee, print that nominee's name.)


--------------------------------------------------------------------------------

                                    (Continued, and to be signed on other side.)

3. Proposal to adopt the 1995 Long-Term Compensation Plan.

                    FOR                                       AGAINST                                     ABSTAIN
                    / /                                         / /                                         / /

4. Proposal to ratify the selection of independent public accountants.



                    FOR                                       AGAINST                                     ABSTAIN
                    / /                                         / /                                         / /


5. In accordance with their discretion on any other matters or proposals which may properly come before the meeting.


                                            (Signatures should conform exactly
                                            to name shown on this direction.)


                                            Dated: ......................., 1995


                                               Please be sure to insert date



                                            Signed..............................

                                             ...................................


                                            SIGN, DATE AND RETURN THIS DIRECTION


                                            PROMPTLY USING THE ENCLOSED ENVELOPE

                                    APPENDIX



List and description of graphic and image information


I.       Under caption "Information concerning NOMINEES for Terms
         Expiring in 1998:"

         A.      Photograph of Lucy Wilson Benson
         B.      Photograph of John C. Etling
         C.      Photograph of William C. Ferguson
         D.      Photograph of Kay Koplovitz
         E.      Photograph of Walter F. Williams

II.      Under caption "Information concerning NOMINEE for Term
         Expiring in 1997:"

         A.      Photograph of Walter M. Cabot

III.     Under caption "Information concerning Directors Whose Terms
         Expire in 1996:"

         A.      Photograph of Andrew W. Matheson
         B.      Photograph of David E. McKinney
         C.      Photograph of Stephen A. Ross

IV.      Under caption "Information Concerning Directors Whose Terms
         Expire in 1997:"

         A.      Photograph of Ronald E. Ferguson
         B.      Photograph of Donald J. Kirk
         C.      Photograph of Edward H. Malone